Exhibit 4.12

CONFORMED COPY	Operation Number 36894/35648

Originally dated 8 December 2004 and

amended and restated with effect from the Relevant Date

US$250,000,000

FACILITY AGREEMENT

between

MOBILE TELESYSTEMS OPEN JOINT STOCK COMPANY

as Borrower

and

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

as Lender

Paveletskaya sq. 2, bld. 2

Moscow 115054

Telephone (7-495) 797 9797

Facsimile (7-495) 797 9798

Ref MIYB/TP

CONTENTS

CLAUSE		PAGE

SECTION 1 INTERPRETATION		1

1	DEFINITIONS AND INTERPRETATION	1

SECTION 2 THE FACILITY		11

2	THE FACILITY	11

3	PURPOSE	11

4	CONDITIONS OF UTILISATION	11

SECTION 3 UTILISATION		12

5	UTILISATION	12

SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION		13

6	REPAYMENT	13

7	PREPAYMENT AND CANCELLATION	13

SECTION 5 COSTS OF UTILISATION		16

8	INTEREST	16

9	INTEREST PERIODS	17

10	CHANGES TO THE CALCULATION OF INTEREST	17

11	FEES	18

SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS		19

12	TAX GROSS-UP AND INDEMNITIES	19

13	INCREASED COSTS	21

14	OTHER INDEMNITIES	22

15	MITIGATION BY THE LENDER	23

16	COSTS AND EXPENSES	23

SECTION 7 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		24

17	REPRESENTATIONS	24

18	INFORMATION UNDERTAKINGS	28

19	FINANCIAL COVENANTS	31

20	GENERAL UNDERTAKINGS	33

21	EVENTS OF DEFAULT	37

SECTION 8 CHANGES TO PARTIES		42

22	CHANGES TO THE LENDER	42

23	CHANGES TO THE BORROWER	43

SECTION 9 THE LENDER		44

i

24	CONDUCT OF BUSINESS BY THE LENDER	44

SECTION 10 ADMINISTRATION		45

25	PAYMENT MECHANICS	45

26	SET-OFF	46

27	NOTICES	46

28	CALCULATIONS AND CERTIFICATES	47

29	PARTIAL INVALIDITY	47

30	REMEDIES AND WAIVERS	47

31	AMENDMENTS AND WAIVERS	48

32	COUNTERPARTS	48

SECTION 11 GOVERNING LAW AND ENFORCEMENT		49

33	GOVERNING LAW	49

34	ARBITRATION AND JURISDICTION	49

35	IMMUNITIES	50

SCHEDULE 1 Conditions precedent		51

SCHEDULE 2 Utilisation Request		53

SCHEDULE 3 Form of Compliance Certificate		54

ii

THIS AGREEMENT is originally dated 8 December 2004 and amended and restated with effect from the Relevant Date (as defined in the Amendment and Restatement Agreement referred to below) and made between:

(1)                              MOBILE TELESYSTEMS OPEN JOINT STOCK COMPANY, an open joint stock company established and existing under the laws of the Russian Federation and having its registered address at 4 Marksistskaya Street, 109147 Moscow, Russian Federation, as borrower (the “Borrower”); and

(2)                              EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT as lender (the “Lender” or “EBRD”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1                                      DEFINITIONS AND INTERPRETATION

1.1                            Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Amendment and Restatement Agreement” means the amendment and restatement agreement dated May 2006 and made between the Borrower and the Lender.

“Availability Period” means the period from and including the Designated Date to and including 28 December 2006.

“Available Commitment” means the Commitment minus:

(a)                              the amount of any outstanding Loans; and

(b)                             in relation to any proposed Utilisation, the amount of any Loans that are due to be made on or before the proposed Utilisation Date.

“Bitel” means Bitel LLC, a limited liability company incorporated in the Kyrgyz Republic.

“Bitel Litigation” means any of the claims, proceedings (present or future) and causes of action involving the Borrower and/or any of its Affiliates (including Bitel) relating to or arising out of the acquisition, reorganisation or ownership of Bitel by the Borrower (whether directly or through any of its Affiliates).

“Break Costs” means the amount (if any) by which:

(a)                              the interest (excluding the Margin) which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                             the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Moscow and New York City.

“Commitment” means the aggregate of the Original Commitment and the New Commitment, to the extent such commitment is not cancelled or reduced in accordance with the terms of this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Lender.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Designated Date” means the date of the Amendment and Restatement Agreement.

“Due Diligence Materials” means written information provided in connection with the due diligence meeting between the Lender and the Borrower on 31 March 2006, including (without limitation) the terms of the Syndicated Facility, the Borrower’s business plan as of March 2006 and the Borrower’s financial projections for the period commencing 1 January 2006 and ending on 31 December 2013, dated 28 March 2006.

“Egypt Licence” means the third licence (not issued as of the date of this Agreement) to install, provide and operate a public land mobile network in Egypt.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)                                air (including air within natural or man-made structures, whether above or below ground);

(b)                               water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)                                land (including land under water).

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)                                have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)                               provide remedies or compensation for harm or damage to the Environment; or

(c)                                relate to any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly or health and safety matters.

“Environmental Licence” means any Authorisation required at any time under Environmental Law.

“EUR” means the lawful currency of the European Union for the time being.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility Office” means the office of the Lender located at One Exchange Square, London EC2A 2JN, United Kingdom, or the office or offices notified by the Lender to the Borrower (by not less than 5 Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Final Maturity Date” means 15 June 2014.

“Finance Document” means this Agreement and any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                moneys borrowed;

(b)                               any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                               the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                  any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                               any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                               shares which are expressed to be redeemable at the option of the holder on or prior to the Final Maturity Date (but excluding any accrued dividends);

(i)                                   any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)                                   the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“GAAP” means generally accepted accounting principles, standards and practices in the United States of America.

“Group” means the Borrower and its Subsidiaries for the time being.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Information Memorandum” means the Original Information Memorandum or the Revised Information Memorandum.

“Interest Expense” has the meaning given to it in Clause 19 (Financial Covenants).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Investment Period” means the period commencing on Relevant Date and ending on the date falling 12 Months after the first Utilisation Date following the Relevant Date.

“Investments” means:

(a)                               expansion by members of the Group into the regions of the Russian Federation (other than Moscow and St. Petersburg) and the countries constituting the Commonwealth of Independent States by way of network development and/or acquisitions; and

(b)                             the technological upgrade of its Subsidiaries,

in each case including any fees relating thereto, and any refinancing or recapitalisation in connection therewith, in whole or in part.

“LIBOR” means, in relation to any Loan:

(a)                              the applicable Screen Rate; or

(b)                             (if no Screen Rate is available for Dollars or the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. on the Quotation Day for the offering of deposits in Dollars for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility (including, for the avoidance of doubt, a Loan made under the Original Facility Agreement) or the principal amount for the time being of that loan.

“London Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Mandate Letter” means the letter agreement dated 20 March 2006 between the Lender and the Borrower.

“Margin” means 1.51 per cent per annum.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)                              the financial condition, operations, assets, prospects or business of the Borrower or the consolidated financial condition, operations, assets, prospects or business of the Group;

(b)                             the ability of the Borrower to perform and comply with its obligations under any Finance Document; or

(c)                              the validity, legality or enforceability of any Finance Document, or the rights or remedies of the Lender thereunder,

provided that for the purpose of paragraph (a) above any losses incurred by any member of the Group after the date of this Agreement as a consequence of an adverse determination of any or all of the Bitel Litigation, such losses not exceeding $330,000,000 or its equivalent in any other currency (including legal fees and associated expenses) in aggregate, shall be disregarded.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)                               if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“New Commitment” means a commitment of $111,538,461.

“OIBDA” has the meaning given to it in Clause 19 (Financial Covenants).

“Original Commitment” means a commitment of $138,461,539 ($150,000,000 less the $11,538,461 repaid by the Borrower on 15 December 2005).

“Original Facility Agreement” has the meaning given to it in the Amendment and Restatement Agreement.

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2005.

“Original Information Memorandum” means the information memorandum prepared in relation to the facility agreement dated 26 July 2004 between the Borrower, ING Bank N.V., London Branch as Agent and the lenders named therein, and as provided to the Lender by the Borrower prior to the Signing Date for the purpose of this Agreement.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Security” means:

(a)                                any Security on any assets of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower and not created in contemplation of such event, provided that no such Security shall extend to any other assets;

(b)                               any Security existing on any assets prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower and not created in contemplation of such acquisition, provided that no such Security shall extend to any other assets;

(c)                                any Security on any assets securing Financial Indebtedness of the Borrower or Financial Indebtedness of any Subsidiary of the Borrower incurred or assumed for the purpose of financing all or part of the cost of acquiring, repairing or refurbishing such assets, provided that (i) no such Security shall extend to any other assets; (ii) the aggregate principal amount of all Financial Indebtedness secured by such Security on such assets shall not exceed the lower of (x) the purchase price of such assets and (y) the fair market value of such assets at the time of acquisition, repair or refurbishing; and (iii) such Security attaches to such assets concurrently with the repair or refurbishing thereof or within 90 days after the acquisition thereof, as the case may be;

(d)                               any Security arising by operation of law, including any Security (i) arising in the ordinary course of business with respect to amounts not yet delinquent or being contested by the Borrower or a Subsidiary of the Borrower in good faith in appropriate proceedings or (ii) for taxes, assessments, government charges or claims, including without limitation those in favour of Russian governmental fiscal authorities;

(e)                                any Security on the assets of any Subsidiary of the Borrower securing intercompany Financial Indebtedness of such Subsidiary owing to the Borrower or another Subsidiary of the Borrower;

(f)                                  any netting or set-off arrangement entered into by a member of the Group with a bank or any other financial institution in the normal course of its banking arrangements for the purpose of netting or setting off its debit and credit facilities with that bank or financial institution;

(g)                               easements, rights-of-way, restrictions and any other similar charges or encumbrances incurred in the ordinary course of business and not interfering in any material respect with the business of the Borrower or the business of any Subsidiary of the Borrower, including any encumbrance or restriction with respect to an equity interest of any joint venture pursuant to a joint venture agreement;

(h)                               any extension, renewal or replacement of any Security described in clauses (a) to (g) above, provided that (i) such extension, renewal or replacement shall be no more restrictive in any material respect than the original Security; (ii) the amount of Financial Indebtedness secured by such Security is not increased; and (iii) if the assets securing the Financial Indebtedness subject to such Security are changed in connection with such refinancing, extension or replacement, the fair market value of the property or assets is not increased; and

(i)                                   any other Security (excluding any Security described in (a)-(h) above) provided that, immediately after giving effect to such Security, the aggregate amount of all secured Financial Indebtedness of the Group does not exceed 10% of the Borrower’s Total Assets.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the London interbank market (and if quotations for that currency and period would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“RAS” means generally accepted accounting principles, standards and practices in the Russian Federation.

“Reference Banks” means in relation to LIBOR the principal London offices of ING Bank N.V., HSBC Bank Plc and Raiffeisen Zentralbank Österreich AG.

“Relevant Contract” means a contract:

(a)                                relating to an Investment;

(b)                               with a value in excess of EUR1,000,000 (or the equivalent thereof in another currency at the rate of exchange on the date of that contract); and

(c)                                which is awarded either by the Borrower or by another member of the Group established under the laws of the Russian Federation.

“Relevant Date” has the meaning given to it in the Amendment and Restatement Agreement.

“Relevant Period” has the meaning given to it in Clause 19 (Financial Covenants).

“Repayment Date” means 15 June 2007, 15 December 2007, 15 June 2008, 15 December 2008, 15 June 2009, 15 December 2009, 15 June 2010, 15 December 2010, 15 June 2011, 15 December 2011, 15 June 2012, 15 December 2012, 15 June 2013, 15 December 2013 and the Final Maturity Date.

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status), 17.2 (Binding obligations), 17.3 (Non-conflict with other obligations), 17.4 (Power and authority), 17.6 (Governing law and enforcement), 17.11 (No default), 17.14 (Pari Passu Ranking), 17.15 (No proceedings pending or threatened), 17.16 (Environmental laws and licences) and 17.17 (Telecommunications law and licences).

“Revised Information Memorandum” means the information memorandum prepared in relation to the Syndicated Facility, and as provided to the Lender by the Borrower prior to the Designated Date for the purpose of this Agreement.

“Roubles” or “RUR” means the lawful currency of the Russian Federation for the time being.

“Russian Insolvency Law” means the Federal Law of the Russian Federation No. 127-FZ of 26 October 2002 “On Insolvency (Bankruptcy)”.

“Screen Rate” means the British Bankers Association Interest Settlement Rate for Dollars for the relevant period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Security” means a mortgage, charge, lien, pledge or other security interest securing any obligations of any person or any other agreement or arrangement having a similar effect.

“Significant Subsidiary” means:

(a)                                UMC (unless, pursuant to the UMC Litigation, any or all of the Borrower’s shares in UMC are transferred to a person that is not a member of the Group, with the result that UMC ceases to be a member of the Group);

(b)                               any Subsidiary of the Borrower to which (i) the Borrower or UMC sells, leases or otherwise transfers its GSM 900 or 1800 licences or (ii) any such licence is re-issued; and

(c)                                any Subsidiary of the Borrower (i) whose total assets (or, where such Subsidiary prepares consolidated accounts, whose total consolidated assets) have a book value (as determined by reference to the most recent management accounts of that Subsidiary prepared in accordance with GAAP) equal to or exceeding 10% of the Borrower’s Total Assets or (ii) whose gross annual revenues (or, where such Subsidiary prepares consolidated accounts, whose gross annual consolidated revenues) (as determined by reference to the most recent management accounts of that Subsidiary prepared in accordance with GAAP) are equal to or exceed 10% of the Borrower’s gross annual consolidated revenues in the year for which the Borrower’s most recent consolidated financial statements were prepared.

“Signing Date” means 8 December 2004.

“Subsidiary” means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than 50% of the share capital or similar right of ownership.

“Syndicated Facility” means the $1,330,000,000 facility agreement dated 21 April 2006 between (amongst others) the Borrower, The Bank of Tokyo-Mitsubishi UFJ, Ltd, Bayerische Landesbank, HSBC Bank plc, ING Bank N.V., Raiffeisen Zentralbank Oesterreich AG and Sumitomo Mitsui Banking Corporation Europe Limited as mandated lead arrangers and ING Bank N.V., London Branch as agent.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Telecommunications Authorisation” means any Authorisation from any governmental or other regulatory authority necessary in order for each of the Borrower and its Significant Subsidiaries to maintain, operate and conduct its business as it is being conducted in accordance with Telecommunications Laws.

“Telecommunications Laws” means (a) all laws and regulations which relate to telecommunications and/or the business of providing mobile telephone services and (b) all rules, guidelines, policies and regulations made thereunder, that are applicable to each of the Borrower and its Significant Subsidiaries and/or the business carried on by it.

“Telecommunications Licence” means any Authorisation required at any time under Telecommunications Laws.

 “Total Assets” means the book value of the consolidated total assets of the Borrower as determined by reference to the Borrower’s most recent annual consolidated balance sheet delivered in accordance with paragraph (a) of Clause 18.1 (Financial statements) or, prior to the first delivery, to the Original Financial Statements.

“Total Debt” has the meaning given to it in Clause 19 (Financial Covenants).

“UMC” means Closed Joint Stock Company “Ukrainian Mobile Communications” in Ukraine.

 “UMC Litigation” means any of the claims, proceedings (present or future) and causes of action involving the Borrower and/or any of its Affiliates (including UMC) relating to or arising out of the sale of UMC to the Borrower or the acquisition, reorganisation or ownership of UMC by the Borrower.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US Dollars”, “Dollars”, “USD” and “$” denote the lawful currency of the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

“VAT” means value added tax and any other tax of a similar nature.

1.2                            Construction

(a)                               Unless a contrary indication appears, any reference in this Agreement to:

(i)                                   the “Lenders”, the “Borrower” and any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                “assets” includes present and future properties, revenues and rights of every description;

(iii)                             “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management polices of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise;

(iv)                            a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(v)                               “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)                            a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)                         a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)                      the singular shall include references to the plural and vice versa;

(ix)                              a provision of law is a reference to that provision as amended or re-enacted; and

(x)                                 a time of day is a reference to London time.

(b)                              Section, Clause and Schedule headings are for ease of reference only.

(c)                               Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                              A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3                            Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2
THE FACILITY

2                                      THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a term loan facility in Dollars in an aggregate amount equal to the Commitment.

3                                      PURPOSE

(a)                               The Borrower shall apply all amounts borrowed by it under the Facility towards the Investments, and shall use its best efforts to complete such process by the end of the Investment Period.

(b)                              The Borrower shall use its best efforts to make Investments in the regions of the Russian Federation (other than Moscow and St. Petersburg) and in the countries constituting the Commonwealth of Independent States. However, nothing in this Agreement shall oblige the Borrower to make any Investment which would not be, in the opinion of the Borrower, in its best interests.

4                                      CONDITIONS OF UTILISATION

4.1                            Initial conditions precedent

The Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender, and has notified the Borrower that it is so satisfied.

4.2                            Further conditions precedent

The Lender will only be obliged to comply with Clause 5.4 (Availability of Loans) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)                                   no Default is continuing or would result from the proposed Loan; and

(ii)                                the Repeating Representations to be made by the Borrower are true in all material respects.

4.3                            Suspension and cancellation

From time to time, EBRD may, by notice to the Borrower, suspend or cancel the right of the Borrower to make any Utilisation if the Board of Governors of EBRD has decided in accordance with Article 8, paragraph 3, of the Agreement Establishing the European Bank of Reconstruction and Development that access by the Russian Federation to EBRD resources should be suspended or otherwise modified.

SECTION 3
UTILISATION

5                                      UTILISATION

5.1                            Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 5:00 p.m. on the day falling 6 London Business Days before the proposed Utilisation Date.

5.2                            Completion of a Utilisation Request

(a)                               Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                   the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)                                the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)                             it specifies the account and bank to which the proceeds of the Utilisation are to be credited.

(b)                              Only one Loan may be requested in each Utilisation Request.

5.3                            Currency and amount

(a)                               The currency specified in a Utilisation Request must be Dollars.

(b)                              The amount of the proposed Loan must be:

(i)                                   a minimum of $30,000,000 or, if less, the Available Commitment; or

(ii)                                in any event such that it is less than or equal to the Available Commitment.

5.4                            Availability of Loans

If the conditions set out in this Agreement have been met, the Lender shall make each Loan available by the Utilisation Date through its Facility Office.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6                                      REPAYMENT

6.1                            Repayment of Loans

(a)                               The Borrower made a repayment of the Loan under the Original Facility Agreement in the principal amount of US$11,538,461 on 15 December 2005.

(b)                              The Borrower shall repay the Loans in 15 further instalments, by paying on each Repayment Date an amount equal to one fifteenth of the amount of the Loans outstanding at the close of business on the last day of the Availability Period. For the avoidance of doubt, the Loans outstanding shall consist of (i) the amount of the Loan outstanding under the Original Facility Agreement (being $138,461,539 immediately prior to the Designated Date) and (ii) Loans made in respect of the New Commitment, which in each case are outstanding on the last day of the Availability Period.

(c)                               The Borrower may not reborrow any part of the Facility which is repaid.

7                                      PREPAYMENT AND CANCELLATION

7.1                            Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:

(a)                                the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)                               upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and

(c)                                the Borrower shall repay the Loans on the later of the last day of the Interest Period for each Loan occurring, and the date falling 20 days after the Lender has notified the Borrower (but in any event no longer than any grace period permitted by law) or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2                            Voluntary cancellation

The Borrower may, if it gives the Lender not less than 10 Business Days’ (or such shorter period as the Lender may agree) prior written notice, cancel the whole or any part (being a minimum amount of $10,000,000) of the Available Commitment.

7.3                            Voluntary prepayment of Loans

(a)                               The Borrower may, if it gives the Lender not less than 10 Business Days’ (or such shorter period as the Lender may agree) prior written notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of $10,000,000).

(b)                              A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Commitment is zero).

(c)                               Each prepayment shall be applied in satisfaction of the Borrower’s obligations under Clause 6 (Repayment) in the inverse order of maturity of the Loans (or, at the option of the Borrower, pro rata to the remaining principal instalments thereof).

7.4                            Mandatory Prepayment – Change of Control

(a)                               In this Clause 7.4, “Change of Control” means any of the following events or circumstances: any person or group of persons acting in concert or under an express or implied agreement or understanding, directly or through one or more intermediaries, shall (x) acquire ultimate beneficial or legal ownership of, or control over, more than 50% of the issued shares of the Borrower; (y) acquire ownership of or control over more than 50% of the voting interests in the share capital of the Borrower; or (z) obtain the power (whether or not exercised) to elect not less than half of the directors of the Borrower (provided, however, that any acquisition by Sistema JSFC or any of its Subsidiaries that results in the 50% threshold in paragraphs (x) and (y) above being exceeded, or in the power referred to in paragraph (z) above being obtained, will not be a Change of Control).

(b)                                 If there is a Change of Control:

(i)                                 the Borrower shall promptly notify the Lender upon becoming aware of that event;

(ii)                              the Borrower may not make a Utilisation; and

(iii)                           if the Lender (in its sole discretion) so requires, it may, within 5 Business Days of its receipt of the Borrower’s notification under sub-clause (i) above, direct the Borrower to repay the Loans (together with accrued interest) in full on the day (the “Early Repayment Date”) falling 30 days after the date of the Borrower’s notification under sub-clause (i) above. Before the Early Repayment Date, the Lender and the Borrower shall consult with each other for a period of 5 Business Days with respect to the transfer of the Lender’s rights and obligations under this Agreement to another reputable international bank or financial institution nominated by the Borrower (but which is not an Affiliate of the Borrower) in accordance with Clause 22 (Changes to the Lender). If no such transfer has been effected on or before the Early Repayment Date, then (x) the Borrower shall repay the Loans (together with accrued interest) in full on the Early Repayment Date and (y) the Commitment shall be reduced to zero on that date.

7.5                            Right of repayment and cancellation in relation to a single Lender

If:

(a)                              any sum payable to the Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(b)                             the Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Lender notice of cancellation of the Commitment and its intention to procure the repayment of the Loans on the last day of the Interest Period ending after the date of such notice (or, if earlier, on such other date as specified by the Borrower in that notice) (the “Cancellation Date”). Before the Cancellation Date, the Lender and the Borrower shall consult with each other for a period of 5 Business Days with respect to the transfer of the Lender’s rights and obligations under this Agreement to another reputable international bank or financial institution nominated by the Borrower (but which is not an Affiliate of the Borrower) in accordance with Clause 22 (Changes to the Lender). If no such transfer has been effected on or before the Cancellation Date, then (x) the Borrower shall repay the Loans (together with accrued interest) in full on the Cancellation Date and (y) the Commitment shall be reduced to zero on that date.

7.6                            Restrictions

(a)                               Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                              Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                               The Borrower may not reborrow any part of the Facility which is prepaid.

(d)                              The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)                               No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

SECTION 5
COSTS OF UTILISATION

8                                      INTEREST

8.1                            Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)                                the Margin; and

(b)                               LIBOR.

8.2                            Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than 6 Months, on the date falling at six monthly intervals after the first day of the Interest Period).

8.3                            Default interest

(a)                               If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 2 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)                              If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                 the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                              the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 2 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)                               Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4                            Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9                                      INTEREST PERIODS

9.1                            Duration of Interest Periods

(a)                               Save as otherwise provided herein, each Interest Period shall have a duration of 6 Months (or such other period as may be agreed between the Borrower and the Lender) and shall commence on the day on which the preceding Interest Period expires.

(b)                              The first Interest Period for the first Loan shall begin on the Utilisation Date for that Loan and shall have a duration of 6 Months, and the first Interest Period for each Loan made thereafter shall begin on the Utilisation Date for that Loan and end on the last day of the Interest Period applicable to that first Loan. At the end of the first Interest Period for each Loan, such Loan shall be consolidated with all other Loans (if any) then outstanding such that all Loans under shall then be treated as a single Loan.

(c)                               No Interest Period shall extend beyond a Repayment Date, and if an Interest Period would otherwise overrun a Repayment Date, such Interest Period shall be shortened so that it ends on that Repayment Date.

(d)                              An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

9.2                            Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10                               CHANGES TO THE CALCULATION OF INTEREST

10.1                     Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2                     Market disruption

(a)                               If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                                 the Margin; and

(ii)                              the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select.

(b)                              In this Agreement “Market Disruption Event” means:

(i)                                 at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Lender to determine LIBOR for Dollars for the relevant Interest Period; or

(ii)                              before close of business in London on the Quotation Day for the relevant Interest Period, the Borrower receives notification from the Lender that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

10.3                     Alternative basis of interest or funding

(a)                               If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                              Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Lender and the Borrower, be binding on all Parties.

10.4                     Break Costs

(a)                               The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                              The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11                               FEES

The Borrower shall pay to the Lender commitment fees and front-end commission in accordance with Clause 5 (Fees) of the Amendment and Restatement Agreement.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12                               TAX GROSS-UP AND INDEMNITIES

12.1                     Definitions

(a)                               In this Agreement:

“Qualifying Lender” means a Lender which is situated for tax purposes in the Russian Federation or in a Tax Treaty Jurisdiction, or is otherwise entitled to receive interest free and clear of Russian withholding tax from a source within the Russian Federation.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Tax Treaty Jurisdiction” means a jurisdiction which has in force a double tax treaty with the Russian Federation (or with the Union of Soviet Socialist Republics to which the Russian Federation has succeeded) which provides for full exemption from Russian withholding tax on interest derived from a source within the Russian Federation payable to a resident of such jurisdiction.

(b)                              Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2                     Tax gross-up

(a)                               The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                              The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)                               Subject to paragraph (d) below, if a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                              The Borrower is not required to make an increased payment to the Lender under paragraph (c) above if, on the date on which the payment falls due, the Borrower could have made such a payment to the Lender without a Tax Deduction if the Lender was a Qualifying Lender, but on that date the Lender is not, or has ceased to be, a Qualifying Lender (other than as a result of any change after the date it became the Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority).

(e)                               If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                 Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender an original receipt (or certified copy thereof) demonstrating that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3                     Tax indemnity

(a)                               If the Lender is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document, the Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines has been suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)                              Paragraph (a) above shall not apply:

(i)                                   with respect to any Tax assessed on the Lender:

(A)                           under the law of the jurisdiction in which that the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that the Lender is treated as resident for tax purposes; or

(B)                             under the law of the jurisdiction in which that the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)                                to the extent a loss, liability or cost:

(A)                           is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)                             would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

(c)                               If the Lender makes, or intends to make,  a claim under paragraph (a) above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

12.4                     Tax Credit

If the Borrower makes a Tax Payment and the Lender determines that:

(a)                                a Tax Credit is attributable to that Tax Payment; and

(b)                               that the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay promptly an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.

12.5                     Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6                     Value added tax

(a)                               All consideration expressed to be payable under a Finance Document by any Party to the Lender shall be deemed to be exclusive of any VAT. If VAT is chargeable on such consideration, that Party shall pay to the Lender (or directly to the appropriate tax authority, if so required by law) (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)                              Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13                               INCREASED COSTS

13.1                     Increased costs

(a)                               Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay the amount of any Increased Costs incurred by the Lender as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signing Date.

(b)                              In this Agreement “Increased Costs” means:

(i)                                   a reduction in the rate of return from the Facility or on the Lender’s overall capital;

(ii)                                an additional or increased cost; or

(iii)                             a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

13.2                     Increased cost claims

(a)                               If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs), it shall notify the Borrower of the event giving rise to the claim.

(b)                              The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

13.3                     Exceptions

(a)                               Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                 attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)                              compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iii)                           attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

(b)                              In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14                               OTHER INDEMNITIES

14.1                     Currency indemnity

(a)                               If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                   making or filing a claim or proof against the Borrower;

(ii)                                obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                              The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2                     Other indemnities

The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)                                the occurrence of any Event of Default;

(b)                               a failure by the Borrower to pay any amount due under a Finance Document on its due date;

(c)                              funding, or making arrangements to fund, a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(d)                               a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3                     Indemnity to the Lender

The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(a)                                investigating any event which it reasonably believes is a Default; or

(b)                               acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15                               MITIGATION BY THE LENDER

15.1                     Mitigation

(a)                               The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13.1 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                              Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2                     Limitation of liability

(a)                               The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)                              The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

16                               COSTS AND EXPENSES

16.1                     Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all reasonable out-of-pocket costs and legal expenses incurred by any of them in connection with the negotiation, preparation and execution of:

(a)                                this Agreement and any other documents referred to in this Agreement; and

(b)                               any other Finance Documents executed after the date of this Agreement,

subject to the terms of the Mandate Letter.

16.2                     Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 25.6 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3                     Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17                               REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to the Lender on the date of this Agreement.

17.1                     Status

(a)                               It is an open joint stock company, duly established, registered and validly existing under the laws of the Russian Federation.

(b)                              It and each of its Significant Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2                     Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations, subject to insolvency and other laws affecting creditors’ rights generally and principles of equity.

17.3                     Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                             any law or regulation applicable to it;

(b)                            its or any of its Subsidiaries’ constitutional documents; or

(c)                             any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

17.4                     Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

17.5                     Validity and admissibility in evidence

All Authorisations required:

(a)                             to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents;

(b)                            for it and its Significant Subsidiaries to carry on its and their business; and

(c)                             to make the Finance Documents admissible in evidence in the general jurisdiction courts or commercial courts (arbitrazhniye sudi) of the Russian Federation in an original action or action to enforce a foreign arbitral award, provided that authenticated and notarised Russian texts are made available to such courts at that time and any other procedures and formalities regarding presentation of documents to a Russian court are complied with, have been obtained or effected and are in full force and effect (except, in relation to paragraph (b) above, where the failure to obtain such Authorisations (excluding any Telecommunications Authorisations) is not reasonably likely to have a Material Adverse Effect).

17.6                     Governing law and enforcement

(a)                               The choice of English law as the governing law of the Finance Documents will be recognised and enforced in the Russian Federation.

(b)                              Any arbitration award obtained in England in relation to a Finance Document will be recognised and enforced in the Russian Federation in accordance with the 1958 New York Convention on Recognition and Enforcement of Foreign Arbitral Awards.

17.7                     No bankruptcy proceedings

Neither the Borrower nor any of its Significant Subsidiaries has taken any corporate action nor have any other steps been taken or legal proceedings been started or, to the best of its knowledge and belief (after due inquiry), threatened against it or any of its Significant Subsidiaries for (a) its liquidation or bankruptcy or the appointment of a liquidation commission (likvidatsionnaya komissiya) or a similar officer of it or any of its Significant Subsidiaries; (b) the institution of supervision (nablyudeniye), financial rehabilitation (finansovoe ozdorovlenie), external management (vneshniy upravlayucshiy) or the appointment of a bankruptcy manager (konkursniy upravlayuschiy) or similar officer of it or any of its Significant Subsidiaries; (c) the convening of a meeting of creditors for the purposes of considering an amicable settlement (as defined in the Russian Insolvency Law); or (d) any analogous act in respect of it or any of its Significant Subsidiaries in any jurisdiction.

17.8                     Deduction of Tax

It is not required under the law of the Russian Federation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Qualifying Lender.

17.9                     No filing or stamp taxes

Under the law of the Russian Federation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in the Russian Federation or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for court registration fees in connection with any enforcement proceedings in such court.

17.10              Payment of Taxes

Neither it nor any of its Significant Subsidiaries has overdue tax liabilities, other than tax liabilities (a) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves or other appropriate provision has been made or (b) whose amount, together with all such other unpaid or undischarged taxes, does not in aggregate exceed $25,000,000 (or its equivalent in any other currency or currencies).

17.11              No default

(a)                               No Default or Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)                              No event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which is reasonably likely to have a Material Adverse Effect.

17.12              No misleading information

(a)                               The factual information contained in the Original Information Memorandum was true and accurate in all material respects as at 26 July 2004, and the factual information contained in the Revised Information Memorandum was true and accurate in all material respects as at April 2006.

(b)                              The financial projections contained in the Due Diligence Materials and each Information Memorandum were prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)                               Any written factual information (other than that contained in each Information Memorandum) provided by or on behalf of any member of the Group to the Lender for the purposes of the Due Diligence Materials was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(d)                              Nothing has occurred or been omitted from the Due Diligence Materials or the Revised Information Memorandum and no information has been given or withheld that results in the information contained in the Due Diligence Materials or the Revised Information Memorandum being untrue or misleading in any material respect.

17.13              Financial statements

(a)                               Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)                              Its Original Financial Statements fairly represent its, and its consolidated, financial condition and operations as at the end of and for the relevant financial year.

(c)                               There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since the date of its unaudited consolidated financial statements of the Group for the financial year ended 31 December 2005.

(d)                              There will be no material difference between the unaudited consolidated financial statements of the Group for the financial year ended 31 December 2005 and the Original Financial Statements.

17.14              Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.15              No proceedings pending or threatened

Other than the UMC Litigation, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including but not limited to, investigative proceedings) have, to the best of its knowledge and belief (after due inquiry), been started or threatened against it or any of its Significant Subsidiaries which, if adversely determined would be reasonably likely to have a Material Adverse Effect.

17.16              Environmental laws and licences

Except as disclosed in writing to the Lender before the date hereof, it and each of its Subsidiaries has:

(a)                             complied with all Environmental Laws to which it may be subject;

(b)                            obtained all Environmental Licences required in connection with its business; and

(c)                             complied with the terms of those Environmental Licences,

in each case where failure to do so would be reasonably likely to have a Material Adverse Effect.

17.17              Telecommunications laws and licences

(a)                               Each of the Borrower and its Significant Subsidiaries has:

(i)                                complied in all material respects with all Telecommunications Laws to which it may be subject;

(ii)                             obtained all material Telecommunications Authorisations necessary to conduct its business; and

(iii)                          complied in all material respects with the terms of those Telecommunication Authorisations,

in each case other than where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                              There has been no act, omission or event which might reasonably be expected to give rise to the material amendment, revocation, suspension, cancellation, withdrawal or termination of any provision of any Telecommunications Authorisation. To the best of its knowledge and belief (after due inquiry), no Telecommunications Authorisation is the subject of any pending or threatened proceedings which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

17.18              Compliance with laws

(a)                               Neither the Borrower, nor any of its Significant Subsidiaries, is in material violation of any law presently in effect that is applicable or relevant to it.

(b)                              The Borrower and each of its Significant Subsidiaries is in compliance with all applicable laws concerning money laundering (other than where non-compliance is caused by administrative or technical error and is remedied within a reasonable time from the Borrower or the relevant Significant Subsidiary becoming aware of such non-compliance).

(c)                               Neither the Borrower nor any of its Significant Subsidiaries, nor (to the best of the Borrower’s knowledge after due and careful enquiry in accordance with the Borrower’s internal procedures from time to time) any of the officers, directors or authorised employees, agents or representatives of the Borrower or any of its Significant Subsidiaries has:

(i)                                paid, promised to pay or offered to pay, or authorized the payment of, any commission, bribe, pay-off or kickback related to any Investment (each a “Bribe”), which Bribe violates any applicable law; or

(ii)                             entered into any agreement pursuant to which any Bribe may or will at any time be paid and which violates any applicable law; or

(iii)                          offered or given any thing of value to influence the action of a public official, or threatened injury to person, property or reputation, in connection with any Investment, in order to obtain or retain business or other improper advantage in the conduct of business.

17.19              No Immunity

(a)                               The execution by the Borrower of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial activities done and performed for private and commercial purposes (rather than public and governmental purposes).

(b)                              In any proceedings taken in the Russian Federation in relation to the Finance Documents, the Borrower will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.20              Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period (provided that whenever the representation in paragraph (c) of Clause 17.3 is deemed to be made on a date other than the Signing Date or a Utilisation Date, the statement “except where the same would not be reasonably likely to have a Material Adverse Effect” shall qualify the representation in said paragraph (c)).

18                               INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1                     Financial statements

The Borrower shall supply to the Lender:

(a)                              as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated and non-consolidated financial statements for that financial year; and

(b)                             as soon as the same become available, but in any event within (i) 60 days after the end of each of its first, second and third financial quarters and (ii) 90 days after the end of its fourth financial quarter, its unaudited consolidated and non-consolidated financial statements for that financial quarter.

18.2                     Compliance Certificate

(a)                               The Borrower shall supply to the Lender with each set of financial statements delivered pursuant to Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial Covenants) as at the date as at which those financial statements were drawn up. Each Compliance Certificate shall be signed by an authorised officer of the Borrower

(b)                              Where a Compliance Certificate is required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause 18.1 (Financial statements), it shall be accompanied by a report from the Borrower’s auditors using a form acceptable to those auditors.

18.3                     Requirements as to financial statements

(a)                               Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by an authorised officer of the Borrower as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)                              The Borrower shall procure that each set of consolidated financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Lender:

(i)                                a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)                             sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether Clause 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that the Original Financial Statements.

(c)                               Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(d)                              The Borrower shall procure that each set of non-consolidated financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using RAS accounting practices and financial reference periods.

18.4                     Implementation report

(a)                               The Borrower shall, within 60 days after the end of the Investment Period, provide to the Lender a report, in the form agreed between the Borrower and the Lender before the date hereof, and in substance satisfactory to the Lender, concerning the Investments made during the Investment Period.

(b)                              Until such time as the aggregate amount of Investments made is equal to the principal amount of all outstanding Loans, in relation to each Relevant Contract the Borrower shall provide to the Lender information as to the identity and nationality of the contractor and the amount and date of such Relevant Contract.

18.5                     Environmental health and safety report

As soon as available but, in any event, within 60 days after the end of each financial year, the Borrower shall furnish to the Lender a report, in form and in substance satisfactory to the Lender (acting reasonably), on environmental, health and safety issues arising in relation to the Borrower or the Investments during such financial year, including:

(a)                              information on compliance by the Borrower with applicable Environmental Law and with applicable environmental standards, including the status of any Environmental Licences required for the Borrower’s operations, the results of any inspections carried out by environmental authorities, any material violations of applicable Environmental Law by the Borrower and remedial action relating thereto and any fines imposed for any such violations;

(b)                             a summary of any material notices, reports and other communications on environmental matters submitted by the Borrower to any environmental authorities;

(c)                              information on the health and safety record of the Borrower, including the rate of accidents which are likely to have a material adverse effect on health and safety (as referred to in Clause 18.6 (Notification of accident)) and any initiatives in relation to health and safety matters which have been implemented or planned by the Borrower;

(d)                             a summary of any changes in applicable Environmental Law which may have a material adverse effect on the Borrower’s operations; and

(e)                              copies of environmental information periodically submitted by the Borrower to its shareholders or the general public.

18.6                     Notification of accident

Promptly following the occurrence of any incident or accident relating to the Borrower which is likely to have a material adverse effect on the environment, health or safety, the Borrower shall give the Lender notice thereof by facsimile transmission or telex specifying the nature of such incident or accident and any steps the Borrower is taking to remedy the same. Without limiting the generality of the foregoing, an incident or accident is deemed to be likely to have a material adverse effect on the environment, health or safety if any applicable law requires notification of such incident or accident to any governmental authority, such incident or accident involves fatality or multiple serious injuries requiring hospitalisation or such incident or accident has become public knowledge (whether through media coverage or otherwise) and the Borrower is aware that it has become public knowledge.

18.7                     Information: miscellaneous

The Borrower shall supply to the Lender:

(a)                              all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally promptly after they are dispatched;

(b)                             promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which would, if adversely determined, be reasonably likely to have a Material Adverse Effect;

(c)                              promptly, such information as may be reasonably requested by the Lender (including relevant figures from management accounts) to ascertain whether any Subsidiary of the Borrower falls within paragraph (e) of the definition of “Significant Subsidiary”; and

(d)                             promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request.

18.8                     Notification of Default

(a)                               The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)                              Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.9                     Know your customer checks

If:

(a)                             the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)                            any change in the status of the Borrower after the date of this Agreement; or

(c)                             a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19                               FINANCIAL COVENANTS

The financial undertakings in this Clause 19 shall remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1                     Financial condition

The Borrower shall ensure that:

(a)                             The ratio of Total Debt as at the end of any Relevant Period to OIBDA in respect of such Relevant Period will not exceed 3:1; and

(b)                            the ratio of OIBDA to Interest Expense in respect of any Relevant Period will not be less than 5:1.

19.2                     Financial covenant calculations

Total Debt, OIBDA and Interest Expense shall be calculated and interpreted on a consolidated basis in accordance with the GAAP applicable to the Original Financial Statements of the Borrower and shall be expressed in Dollars.

19.3                     Definitions

In this Clause 19.3:

“Interest Expense” means, in relation to any Relevant Period, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalised) accrued by the Group in that Relevant Period in respect of Total Debt including:

(a)                             the interest element of leasing and hire purchase payments;

(b)                            commitment fees, commissions, arrangement fees and guarantee fees; and

(c)                             amounts in the nature of interest payable in respect of any shares other than equity share capital,

adjusted (but without double counting) by:

(i)                                adding back the net amount payable (or deducting the net amount receivable) by members of the Group in respect of that Relevant Period under any interest or (so far as they relate to interest) currency hedging arrangements; and

(ii)                             deducting interest income of the Group in respect of that Relevant Period to the extent freely payable in cash,

multiplied by two,

as determined (except as needed to reflect the terms of this Clause 19) from the financial statements of the Group and Compliance Certificates delivered under Clause 18.1 (Financial statements) and Clause 18.2 (Compliance Certificate).

“OIBDA” means, in relation to any Relevant Period, the total consolidated net income of the Group for that Relevant Period:

(a)                                before taking into account the charge or credit to the profit and loss account in respect of:

(i)                                  minority interests;

(ii)                               income tax;

(iii)                            non-operating income less non-operating expenses;

(iv)                           the Group’s share in the net income (or loss) of any associated companies or undertakings;

(v)                              Interest Expense;

(vi)                           Interest income; and

(vii)                        Currency exchange and translation (gains)/losses

(b)                               after adding back all amounts provided for depreciation and amortisation for that Relevant Period,

multiplied by two,

as determined (except as needed to reflect the terms of this Clause 19) from the financial statements of the Group and Compliance Certificates delivered under Clause 18.1 (Financial statements) and Clause 18.2 (Compliance Certificate).

“Relevant Period” means each period of 6 consecutive Months ending on the last day of each financial year and financial quarter of the Borrower.

“Total Debt” means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of members of the Group (other than any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness and any guarantee or indemnity in respect of that indebtedness).

For this purpose, any amount outstanding or repayable in a currency other than Dollars shall on that day be taken into account in its Dollars equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the GAAP applicable to the Original Financial Statements of the Borrower.

20                               GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1                     Authorisations

The Borrower shall promptly:

(i)                                   obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)                                supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2                     Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3                     Maintenance of existence

The Borrower shall maintain its corporate existence.

20.4                     Negative pledge

(a)                               The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)                              The Borrower shall not (and the Borrower shall ensure that no other member of the Group will):

(i)                                sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

(ii)                             sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                          enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                         enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)                               Paragraphs (a) and (b) above do not apply to Permitted Security.

20.5                     Disposals

(a)                               The Borrower shall not (and shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)                              Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)                                made in the ordinary course of trading of the disposing entity;

(ii)                             of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)                          made from one member of the Group (other than the Borrower) to another member of the Group;

(iv)                         of cash or cash equivalents for cash or cash equivalents;

(v)                            where the book value of such asset (when aggregated with the book value of each other asset disposed of under this sub-clause (v)) (in each case as calculated in accordance with GAAP) does not exceed (x) 10% of the Borrower’s Total Assets in any financial year of the Borrower and (y) 25% of the Borrower’s Total Assets during the period starting on the Signing Date and ending on the date that all amounts outstanding under this Agreement have been paid in full. At the request of the Lender (any such request to be made no more than once per calendar quarter, unless a Default is continuing), the Borrower shall provide a certificate to the Lender setting out in reasonable detail the book value of any assets disposed of under this sub-clause (v) (calculated in accordance with GAAP); or

(vi)                         involving the transfer of any or all of the Borrower’s shares in UMC pursuant to the UMC Litigation to a person that is not a member of the Group (provided that this sub-clause (vi) shall not in any way prejudice the rights of the Lender under Clause 21.18 (UMC Litigation)).

When calculating the Borrower’s Total Assets under sub-clause (v) above, if the annual consolidated balance sheet of the Borrower for the immediately preceding financial year of the Borrower is not available, the Borrower’s Total Assets shall be calculated by reference to the draft audit report then available for that financial year and any other evidence reasonably requested by, and reasonably satisfactory to, the Lender.

20.6                     Merger

(a)                               The Borrower shall not enter into or become subject to any consolidation or reorganisation, whether by way of merger (sliyaniye obschestva), company accession (prisoedinyeniye obschestva), company division (razdelenie obschestva), company separation (vydelyeniye obschestva), company transformation (preobrazovaniye obschestva), company liquidation (likvidatisya obschestva) or any other company reorganisation (reorgnizatsiya obschestva) (as these terms are construed by applicable Russian law) or otherwise, or any analogous transaction in any jurisdiction, other than a consolidation or merger with one of its Subsidiaries where the Borrower is the surviving entity.

(b)                              The Borrower shall ensure that no Significant Subsidiary will enter into or become subject to any consolidation or reorganisation, whether by way of merger (sliyaniye obschestva), company accession (prisoedinyeniye obschestva), company division (razdeleyeniey obschestva), company separation (vydelyeniye obschestva), company transformation (preobrazovaniye obschestva), company liquidation (likvidatsiya obschestva) or any other company reorganisation (reorganizatsiya obschestva) (as these terms are construed by applicable Russian law) or otherwise, or any analogous transaction in any jurisdiction if such reorganisation or transaction would, in the opinion of the Lender (acting reasonably), have a Material Adverse Effect.

20.7                     Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the Signing Date.

20.8                     Conduct of business

The Borrower shall, and shall procure that each of its Significant Subsidiaries will, conduct its business in all material respects in accordance with:

(a)                                all Telecommunications Laws to which it is or may become subject;

(b)                               all requirements of the telecommunications regulators of the Russian Federation, Ukraine and any other jurisdiction where it conducts its business; and

(c)                                the terms of all relevant Telecommunications Authorisations.

20.9                     Asset maintenance

The Borrower shall, and shall procure that each of its Significant Subsidiaries will, have and maintain good and marketable title to or valid leases or licences of, or rights of use relating to, all assets necessary to maintain, develop and operate and otherwise conduct its business as then being conducted by it and in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

20.10              Insurance

The Borrower shall (and shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

20.11              Transactions with Related Parties

(a)                               The Borrower shall not (and the Borrower shall ensure that no other member of the Group will), directly or indirectly, enter into or permit to exist any intercompany loan with, or for the benefit of, any Related Party, unless:

(i)                                the terms of such intercompany loan are no less favourable to such member of the Group than those that could be obtained in a comparable arm’s-length transaction or series of related transactions with a person that is not a Related Party; or

(ii)                             such intercompany loan is made pursuant to a contract or contracts existing on the Signing Date (excluding any amendments or modifications thereto after the Signing Date), provided that the aggregate outstanding amount of all such intercompany loans described in sub-clauses (i) and (ii) above does not, at any time, exceed $100,000,000.

(b)                              Paragraph (a) above does not apply to:

(i)                                compensation or employee benefit arrangements with any officer or director of any member of the Group arising out of any employment contract entered into in the ordinary course of business; or

(ii)                             transactions between members of the Group.

(c)                               For the purposes of this Clause 20.11 only, a “Related Party” means, with respect to any specified person:

(i)                                any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; or

(ii)                             any other person who is a director or executive officer of (a) such specified person or (b) any person described in (i) above.

For purposes of the definition of “Related Party” only, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10 per cent. or more of any class, or any series of any class, of equity securities of a person, whether or not voting, shall be deemed to be control.

20.12              Restriction on acquisitions

The Borrower shall not establish or acquire any Subsidiary, acquire any Telecommunications Licence or invest in any other entity without the consent of the Lender (such consent not to be unreasonably withheld), provided that this Clause 20.12 shall not apply to any such acquisition or investment where such acquisition or investment relates to a Subsidiary or entity whose principal business is telecommunications or the provision of data services or related or ancillary businesses; and either:

(a)                             the consideration paid by the Borrower in relation to such acquisition or investment, when aggregated with the consideration paid by the Borrower in relation to each other acquisition or investment in the same financial year permitted under this paragraph (a), does not exceed (i) 20 per cent. of the Borrower’s Total Assets in the financial year of the Borrower ending 31 December 2006; and (ii) 20 per cent. (or such higher amount not exceeding 25 per cent. as the Lender may agree (acting reasonably)) of the Borrower’s Total Assets in any other financial year of the Borrower; or

(b)                            the acquisition is of the Egypt Licence or any person holding the Egypt Licence (but no other asset).

20.13              Prompt payment of Taxes

The Borrower shall (and shall ensure that each Significant Subsidiary will) duly pay all Taxes payable by it, other than (a) those taxes which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves or other appropriate provisions have been made; or (b) whose amount does not exceed $25,000,000 (or its equivalent in any other currencies).

20.14              Pari passu

The Borrower shall, and shall procure that each member of the Group will, procure that its obligations under the Finance Documents rank at least pari passu with all its other unsecured, unsubordinated obligations save where such other obligations are mandatorily preferred by law.

20.15              Loans and guarantees

(a)                               The Borrower shall not (and the Borrower shall ensure that no member of the Group will):

(i)                                make any loan, or provide any form of credit or financial accommodation, to any person (including, without limitation, its employees, shareholders, another member of the Group and any Affiliate); or

(ii)                             give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of, or in respect of liabilities or obligations of, any other person or voluntarily assume any liability

(whether actual or contingent) of any other person (including, in each case and without limitation, its employees, shareholders, another member of the Group and any Affiliate).

(b)                              The restrictions in paragraph (a) above do not apply to (i) loans, credits, financial accommodation, guarantees, indemnities, bonds and letters of credit expressly permitted by the Finance Documents or for normal trade credit on arm’s length terms and in the ordinary course of business or granted by a member of the Group to another member of the Group, provided that the aggregate amount of such loans, credits, financial accommodation, guarantees, indemnities, bonds and letters of credit does not at any time exceed 10 per cent. of the Borrower’s Total Assets; (ii) guarantees by the Borrower in relation to the obligations of any other member of the Group; or (iii) the arrangements permitted under Clause 20.11 (Transactions with Related Parties).

20.16              Environment, health and safety

The Borrower shall conduct its business with due regard to the environment and public and occupational health and safety. The Borrower shall conduct its business in accordance with applicable Environmental Law and with environmental standards existing in the European Union on the date hereof (or, in the event that such standards do not exist in the European Union, as set forth in the applicable environmental guidelines of the World Bank Group).

21                               EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 is an Event of Default.

21.1                     Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)                                its failure to pay is caused by administrative or technical error; and

(b)                               payment is made within three Business Days of its due date.

21.2                     Financial covenants

Any requirement of Clause 19 (Financial Covenants) is not satisfied.

21.3                     Other obligations

(a)                               The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial Covenants)).

(b)                              No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

21.4                     Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, and such representation or statement shall not have been rendered correct and not misleading within 10 Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the same.

21.5                     Cross default

(a)                               Any single item of Financial Indebtedness of any member of the Group in an amount exceeding $10,000,000 (or its equivalent in any other currency or currencies) is not paid when due nor within any originally applicable grace period.

(b)                              Any single item of Financial Indebtedness of any member of the Group in an amount exceeding $10,000,000 (or its equivalent in any other currency or currencies) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                               Any single commitment for any Financial Indebtedness of any member of the Group in an amount exceeding $10,000,000 (or its equivalent in any other currency or currencies) is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)                              Any creditor of any member of the Group becomes entitled to declare any single item of Financial Indebtedness of any member of the Group in an amount exceeding $10,000,000 (or its equivalent in any other currency or currencies) due and payable prior to its specified maturity as a result of an event of default (however described).

(e)                               Any of the events described in paragraphs (a) to (d) above occurs in relation to any Financial Indebtedness or commitment for Financial Indebtedness of any amount (including, for the avoidance of doubt, any amount that is less than $10,000,000 (or its equivalent in any other currency or currencies)), and the aggregate amount of all such Financial Indebtedness and commitments for Financial Indebtedness is in excess of $35,000,000 (or its equivalent in any other currency or currencies).

21.6                     Insolvency

(a)                               The Borrower or a Significant Subsidiary is unable or admits its inability to pay its debts as they fall due, suspends making payments on its debts generally or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling its indebtedness generally.

(b)                              The value of the assets of the Borrower or a Significant Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)                               A moratorium is declared in respect of the indebtedness of the Borrower or a Significant Subsidiary.

21.7                     Insolvency proceedings

Any corporate action or legal proceedings are taken in relation to:

(a)                              the bankruptcy, winding-up, insolvency, dissolution, administration, reorganisation or liquidation of the Borrower or a Significant Subsidiary, including, but not limited to, institution of supervision (nablyudenie), financial rehabilitation (finansovoe ozdorovlenie), external management (vneshneye upravlenie) or bankruptcy management (konkursnoye upravlenie) (and such legal proceedings continue for at least 14 days);

(b)                             the suspension of payments or a moratorium of any indebtedness of the Borrower or a Significant Subsidiary (and such suspension continues for at least 14 days);

(c)                              the presentation or filing of a petition (or similar document) in respect of the Borrower or a Significant Subsidiary in any court, state arbitration court (arbitrazhnyi sud) or before any other authority in respect of the bankruptcy, winding-up, insolvency, dissolution, administration, reorganisation or liquidation of the Borrower or a Significant Subsidiary (and such petition has not been discharged within 14 days);

(d)                             the appointment of a liquidator (likvidator) or a liquidation commission (likvidatsionnaya komissiya), temporary manager (vremenniy upravlaushiy), administrative manager (administrativniy upravlaushiy), external manager (vneshniy upravlaushiy), bankruptcy manager (konkursniy upravlaushiy), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or a Significant Subsidiary or any of its assets (and such appointment continues for at least 14 days); or

(e)                              the enforcement of any Security over any asset or assets of the Borrower or a Significant Subsidiary (unless such enforcement is stayed within 14 days),

or any analogous procedure or step is taken in any jurisdiction.

21.8                     Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower or a Significant Subsidiary with a value in excess of $10,000,000 (or its equivalent in any other currency or currencies) and is not discharged or stayed within 30 days.

21.9                     Judgment

The rendering against the Borrower or any Subsidiary of the Borrower of a judgment, decree or order for the payment of money in an amount in excess of $10,000,000 (or its equivalent in any other currency or currencies) and the continuance of any such judgment, decree or order unsatisfied and in effect for any period of 60 consecutive days without a stay of execution.

21.10              Loss of Licence

(a)                               Any action results in the suspension for more than 30 days or the loss, revocation or termination of any of:

(i)                                 the Borrower’s GSM 900 or 1800 licences for the Moscow licence area,  the St. Petersburg licence area or the Krasnodar licence area; or

(ii)                              UMC’s GSM 900 or 1800 licences for the Ukraine licence area,

except where, within 30 days of any such event, the relevant licence is re-issued on substantially the same terms to any member of the Group and during the period falling before such re-issuance there is no material interruption to, or other material adverse effect on, the operations permitted by such licence as a direct result of such prior loss, revocation or termination.

(b)                              Any of the Borrower’s or UMC’s GSM 900 or 1800 licences are amended (or any conditions are imposed with respect to any such licence) in a manner that, in the reasonable opinion of the Lender, has or is reasonably likely to have a Material Adverse Effect.

(c)                               Any of the Borrower’s or UMC’s assigned spectrum allocations are reassigned to other users (other than a Significant Subsidiary of the Borrower), cancelled or otherwise lost, and such event, in the reasonable opinion of the Lender, has or is reasonably likely to have a Material Adverse Effect.

(d)                              The Borrower sells, leases or otherwise transfers any of its GSM 900 or 1800 licences for the Moscow, St. Petersburg or Krasnodar licence areas.

(e)                               Any of the Borrower’s GSM 900 or 1800 licences (other than its GSM 900 and 1800 licences for the Moscow, St. Petersburg or Krasnodar licence areas) is sold, leased or transferred to any person that is not (directly or indirectly) a wholly-owned Subsidiary of the Borrower.

(f)

(i)                                 Any of the GSM 900 or 1800 licences of UMC is sold, leased or transferred to any person that is not (directly or indirectly) a wholly-owned Subsidiary of the Borrower.

(ii)                              Sub-clause (i) above does not apply to the transfer of the GSM 900 or 1800 licences of UMC pursuant to the UMC Litigation (provided that this sub-clause (ii) shall not in any way prejudice the rights of the Lender under Clause 21.18 (UMC Litigation)).

21.11              Cessation of Business

The Borrower or any Significant Subsidiary suspends, ceases or threatens to suspend or cease to carry on all or a substantial part of its business.

21.12              Expropriation

(a)                               By or under the authority of any government:

(i)                                 any seizure, compulsory acquisition, expropriation, nationalisation or renationalisation is made after the Signing Date of all or any material part of the assets or shares of (or other ownership interest in) any member of the Group;

(a)                              the management of any member of the Group is wholly or partially displaced or the authority of any member of the Group in the conduct of its business is wholly or partially curtailed; or

(b)                             any member of the Group is otherwise deprived of, or prevented from exercising ownership or control of, its material business or assets.

(b)                              Paragraph (a) above does not apply to:

(i)                                 the transfer of any or all of the Borrower’s shares in UMC pursuant to the UMC Litigation to a person that is not a member of the Group (provided that this paragraph (b) shall not in any way prejudice the rights of the Lender under Clause 21.18 (UMC Litigation)); or

(ii)                              the transfer of any or all of:

(a)                               the assets (including licences) held by Bitel; and/or

(b)                              the shares in Bitel

pursuant to the Bitel Litigation, to a person that is not a member of the Group.

21.13              Russian Foreign Exchange Restrictions

Any foreign exchange law is enacted or introduced in the Russian Federation which has the effect of prohibiting, restricting or delaying any payment by the Borrower or any member of the Group under the Finance Documents.

21.14              Moratorium

Any moratorium is declared on the payment of any external indebtedness of the Russian Federation or of Russian residents generally.

21.15              The Russian Federation

The political or economic situation in the Russian Federation deteriorates or an act of war or hostilities, invasion, armed conflict or act of a foreign enemy, revolution, insurrection or insurgency occurs in, or involves, the Russian Federation and such event, in the reasonable opinion of the Lender, has or is reasonably likely to have a Material Adverse Effect.

21.16              Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

21.17              Repudiation

The Borrower repudiates a Finance Document or evinces an intention to repudiate a Finance Document.

21.18              UMC Litigation

The UMC Litigation is adversely determined and, in the reasonable opinion of the Lender, such adverse determination has or is reasonably likely to have a Material Adverse Effect.

21.19              Material adverse change

The Lender determines that a Material Adverse Effect exists, has occurred or is reasonably likely to occur.

21.20              Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may,  by notice to the Borrower:

(a)                              cancel the Commitment whereupon it shall immediately be cancelled;

(b)                             declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and

(c)                              declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

SECTION 8
CHANGES TO PARTIES

22                               CHANGES TO THE LENDER

22.1                     Assignments and transfers by the Lender

(a)                               Subject to this Clause 22, the Lender (the “Existing Lender”) may sell, transfer, assign, novate or otherwise dispose of all or part of its rights or obligations under this Agreement and the other Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)                              Unless an Event of Default has occurred, any assignment or transfer shall require the consent of the Borrower, provided that (1) such consent shall not be unreasonably withheld or delayed; and (2) unless the Borrower has notified the Lender to the contrary within 5 Business Days of receiving notice of the intended assignment or transfer, the Borrower will be deemed to have given its consent to that assignment or transfer.

22.2                     Conditions of assignment or transfer

If:

(i)                                the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                             as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13.1 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3                     Disclosure of information

The Lender may disclose to any of its Affiliates and any other person:

(a)                             to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)                            with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)                             to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower, the Group and the Finance Documents as the Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause supersedes any previous agreement relating to the confidentiality of this information.

22.4                     Limitation of responsibility of Existing Lenders

(a)                               Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                             the financial condition of the Borrower;

(iii)                          the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)                         the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                              Each New Lender confirms to the Existing Lender that it:

(i)                                has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                             will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or the Commitment is in force.

(c)                               Nothing in any Finance Document obliges the Existing Lender to:

(i)                                accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)                             support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

23                               CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of the Lender.

SECTION 9
THE LENDER

24                               CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

(a)                             interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                            oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                             oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 10
ADMINISTRATION

25                               PAYMENT MECHANICS

25.1                     Payments to the Lender

(a)                               On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                              Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Lender specifies.

25.2                     Partial payments

(a)                               If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents any order selected by the Lender.

(b)                              Paragraph (a) above will override any appropriation made by the Borrower.

25.3                     No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.4                     Business Days

(a)                               Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                              During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.5                     Currency of account

(a)                               Subject to paragraphs (b) to (e) below, Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)                              A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                               Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                              Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                               Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

25.6                     Change of currency

(a)                               Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)                             any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)                              If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

26                               SET-OFF

The Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

27                               NOTICES

27.1                     Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

27.2                     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name below, or any substitute address, fax number or department or officer as a Party may notify to the other Party by not less than five Business Days’ notice.

27.3                     Delivery

(a)                               Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                   if by way of fax, when received in legible form; or

(ii)                             if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 27.2 (Addresses), if addressed to that department or officer.

(b)                              Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

27.4                     English language

(a)                               Any notice given under or in connection with any Finance Document must be in English.

(b)                              All other documents provided under or in connection with any Finance Document must be:

(i)                                in English; or

(ii)                             if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

28                               CALCULATIONS AND CERTIFICATES

28.1                     Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

28.2                     Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3                     Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

29                               PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

30                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

31                               AMENDMENTS AND WAIVERS

No term of the Finance Documents may be amended or waived without the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

32                               COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11
GOVERNING LAW AND ENFORCEMENT

33                               GOVERNING LAW

This Agreement is governed by English law.

34                               ARBITRATION AND JURISDICTION

34.1                     Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as in force on the Signing Date. There shall be one arbitrator and the appointing authority shall be the London Court of International Arbitration. The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings. The parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England. The arbitral tribunal shall not be authorised to take or provide, and the Borrower agrees that it shall not seek from any judicial authority, any interim measures of protection or pre-award relief against EBRD, any provisions of the UNCITRAL Arbitration Rules notwithstanding. The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by EBRD (but no other party) insofar as such dispute arises out of any Finance Document, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings. In any arbitral proceeding, the certificate of EBRD as to any amount due to it under any Finance Document shall, in the absence of manifest error, be prima facie evidence of such amount.

34.2                     Recourse to Courts

Notwithstanding Clause 34.1 above, this Agreement and any other Finance Document, and any rights of EBRD arising out of or relating to this Agreement or any other Finance Document, may, at the option of EBRD, be enforced by EBRD in the courts of England or in any other courts having jurisdiction. For the benefit of EBRD, the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or relating to this Agreement or any other Finance Document, or the breach, termination or invalidity hereof or thereof. The Borrower hereby irrevocably designates, appoints and empowers Law Debenture Corporate Services Limited at its registered office (being, on the date hereof, at 5th floor, 100 Wood Street, London EC2V 1EX, England) to act as its authorised agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by EBRD in respect of any Finance Document. The Borrower hereby irrevocably consents to the service of process or any other legal summons out of such courts by mailing copies thereof by registered airmail postage prepaid to its address specified herein. The Borrower covenants and agrees that, so long as it has any obligations under this Agreement, it shall maintain a duly appointed agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by EBRD in respect of any Finance Document and shall keep the Lender advised of the identity and location of such agent. Nothing herein shall affect the right of EBRD to commence legal actions or proceedings against the Borrower in any manner authorised by the laws of any relevant jurisdiction. The commencement by EBRD of legal actions or proceedings in one or more jurisdictions shall not preclude EBRD from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not. The Borrower irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding and any claim it may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

35                               IMMUNITIES

35.1                     Privileges and Immunities of EBRD

Nothing in this Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of EBRD accorded under the Agreement Establishing the European Bank for Reconstruction and Development, international convention or any applicable law.

35.2                     Waiver of immunity

The Borrower irrevocably agrees that, should any party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or on behalf of it or with respect to its assets, any such immunity being irrevocably waived. The Borrower irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
Conditions precedent

1                                      Finance Documents

An executed original of this Agreement.

2                                      The Borrower

(a)                               Certified copies of the Borrower’s duly registered constitutional documents and certificates of registration.

(b)                              Certified copies of all corporate resolutions necessary to authorise the Borrower to execute and perform the Finance Documents and any documents referred to therein and the transactions contemplated thereunder (including but not limited to any major transaction approvals or interested party transaction approvals, if applicable).

(c)                               Evidence of the authority of the relevant signatories of the Borrower (including, but not limited to, its Chief Accountant) to execute each Finance Document to which it is a party and any documents referred to therein and the transactions contemplated thereunder.

(d)                              A certified copy of the most recent balance sheet of the Borrower by reference to the date of each Finance Document.

(e)                               A certificate executed on behalf of the Borrower:

(i)                                certifying the sample signature and office of each person that signed the relevant Finance Document and any documents referred to therein and the transactions contemplated thereunder on behalf of the Borrower and certifying that such signatories hold the positions in which capacity they executed such documents; and

(ii)                             certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3                                      Legal opinions

(a)                               A legal opinion of Linklaters as to matters of English law.

(b)                              A legal opinion of Linklaters CIS as to matters of Russian law.

(c)                               An in-house legal opinion of the Borrower.

4                                      Other documents and evidence

(a)                               Evidence that the process agent referred to in Clause 34 (Recourse to Courts) has accepted its appointment.

(b)                              A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)                               The Original Financial Statements.

(d)                              Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and 16 (Costs and expenses) have been paid by the first Utilisation Date.

(e)                               A copy of the deal passport of the Borrower (in the form established by Instruction No. 117-I of the Central Bank of the Russian Federation dated 15 June 2004) accepted and duly certified by a Russian authorised bank and copies of all other documents submitted by the Borrower to the Russian authorised bank in accordance with applicable Russian currency control regulations, as the Lender may reasonably require (or written confirmation from ING Bank (Eurasia) ZAO that all documents required to obtain such deal passport have been duly submitted to it by or on behalf of the Borrower).

(f)                                 Such other documents or evidence which the Lender may reasonably require.

SCHEDULE 2
Utilisation Request

From:	Mobile TeleSystems Open Joint Stock Company

To:	European Bank for Reconstruction and Development

Dated:

Dear Sirs

Mobile TeleSystems Open Joint Stock Company – US$250,000,000 Facility Agreement
originally dated 8 December 2004 and amended and restated on [                   ] (the “Agreement”)

1                                      We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2                                      We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day

Amount:	[ ] or, if less, the Available Commitment

3                                      We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4                                      The proceeds of this Loan should be credited to [specify bank account of the Borrower].

5                                      This Utilisation Request is irrevocable.

Mobile TeleSystems Open Joint Stock Company

By:	By:

Name:	Name:

Title:	Title: Chief Accountant

SCHEDULE 3
Form of Compliance Certificate

To:	European Bank for Reconstruction and Development

From:	Mobile TeleSystems Open Joint Stock Company

Dated:

Dear Sirs

Mobile TeleSystems Open Joint Stock Company – US$250,000,000 Facility Agreement
originally dated 8 December 2004 and amended and restated on [                   ] (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1                                      [We confirm that no Default is continuing.]*

2                                      We confirm that the ratio of Total Debt as at the end of the Relevant Period ending on [•] to OIBDA in respect of such Relevant Period, was [•].

3                                      We confirm that the ratio of OIBDA to Interest Expense for the Relevant Period ending on [•], was [•].

Signed:

[Chief Financial Officer] of Mobile TeleSystems Open Joint Stock Company

(*)insert applicable certification language

•                           If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.